EXHIBIT 10.2

January 25, 2010

Kris Hagerman
Chief Executive Officer
Corel Corporation

Subject:  Amendment to Option Grant Agreement and Employment Agreement

Dear Kris,

Pursuant to the terms of your Employment Agreement with Corel Corporation (the “Company”) approved by the Company’s Board of Directors (the “Board”) to be effective as of July 28, 2009 (the “Employment Agreement”), and your options to purchase 1,887,708 shares of the Company’s stock granted by the Board on July 24, 2009, each with a per share exercise price of $2.20, (the “Option”), the Option would become vested on a Significant Event (as defined in the Company’s 2006 Equity Incentive Plan (as amended, the “Plan”)).

On October 28, 2009, Corel Holdings, L.P. (together with its affiliates, “Vector”) commenced an offer to purchase all of the Company’s stock pursuant to a tender offer (together with any second-step acquisition described in such offer to purchase, the “Offer”).  Under the current terms of the Plan, completion of the Offer would not be considered a Significant Event.  However, the parties wish to set forth their understanding in the event the Board of Directors takes action to cause a Significant Event to occur in connection with the Offer.

By signing this letter agreement, you agree that your Option will not become vested as a result of a Significant Event which occurs, directly or indirectly, as a result of the Offer, regardless of whether the definition of Significant Event is amended to provide that the Offer would constitute a Significant Event under the Plan.

The parties agree that this letter agreement relates only to the transactions contemplated by the Offer, and that if a Significant Event is completed by a party other than Vector or if a Significant Event occurs other than directly or indirectly as a result of the Offer, the Option will become vested in accordance with its terms and the terms of the Employment Agreement. If the Offer is terminated without Vector’s acquisition of additional shares of the Company’s stock, this letter agreement shall terminate.  Except as expressly set forth herein, no other change is being made to your Option, which otherwise remains outstanding and constitutes a binding obligation on the Company.  For the avoidance of doubt, you are not waiving your right to partial vesting in the event you are terminated without cause (to the extent provided under the Option or the Employment

Agreement) or to your right to continued vesting on and after the Offer based on your continued service to the Company and the vesting provisions of the Option.

By signing this letter agreement, you acknowledge and agree that this is a binding amendment to your Option, and that you have read and understand the terms set forth herein.

Corel Corporation	/s/ Alexander R. Slusky Alexander R. Slusky Director

I agree to the terms of this letter agreement.

/s/ Kris Hagerman
Kris Hagerman